EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement (Form S-3) pertaining to IMPCO Technologies, Inc. for the registration of common stock of IMPCO Technologies, Inc. and in the related Prospectus to be filed on February 1, 2005 of our report dated March 10, 2004 (except for the 6th paragraph of Note 1 and the 3rd and 5th paragraphs of Note 3, as to which the date is March 12, 2004), with respect to the consolidated financial statements and related financial statement schedule of IMPCO Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 31, 2005